Exhibit 4.3
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                                 PROMISSORY NOTE
                                 ---------------

$200,000                                                           July 21, 2003

     FOR VALUE RECEIVED, GSV, Inc., a Delaware corporation with corporate offices located at 191 Post Road, Westport, Connecticut 06880 ("Payor"), hereby unconditionally promises to pay, in lawful money of the United States and in immediately available funds, to the order of Brooks Station Holdings, Inc., a Delaware corporation with corporate offices located at c/o Cavallo Capital Corp., 660 Madison Avenue, New York, New York 10021 ("Payee"), at said address or at such other address as Payee may from time to time designate, the principal sum of TWO HUNDRED THOUSAND DOLLARS ($200,000) pursuant to the terms and conditions contained below. Interest shall accrue on the outstanding principal amount hereof at a rate equal to 8%. All computations of interest shall be made on the basis of a 365-day year. Such accrued interest shall be payable on an annual basis, and at such other times as any principal amount is paid.

          1. The principal amount of this Note, together with any unpaid accrued interest thereon, shall be due and payable on September 1, 2004.

          2. Payor shall have the right to prepay the principal sum, in whole or in part, at any time without penalty or notice.

          3. Payment of this Note by the Payor is secured pursuant to a security agreement (the "Security Agreement") executed by the Payor in favor of the Payee.

          4. Upon the occurrence and continuance of any one or more of the following events of default, all amounts then remaining unpaid on this Note shall become immediately due and payable: (a) Payor shall (i) apply for or consent to the appointment of a receiver, (ii) admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) have filed against it an involuntary petition in bankruptcy or other insolvency proceeding that is not stayed or dismissed within sixty (60) days, (v) file a voluntary petition in bankruptcy or other insolvency proceeding, or a petition or an answer seeking reorganization, or an arrangement with creditors or (vi) file an application for judicial dissolution; or (b) an order, judgment or decree shall be entered against Payor by any court of competent jurisdiction, approving a petition seeking reorganization of Payor of all or a substantial part of the properties or assets of Payor or appointing a receiver, trustee or liquidator for Payor.

          5. Payor further agrees to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by Payee in endeavoring to collect any amounts payable hereunder that are not paid when due upon maturity or an event of default as set forth in paragraph 4 above.

          6. This Note may not be changed or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such change or discharge is sought.

          7. Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

          8. Any demand, notice or other communication to be given hereunder shall be in writing and personally delivered, sent by courier guaranteeing overnight delivery or sent by registered or certified mail, return receipt requested, postage prepaid to the parties hereto at the addresses set forth above, or as to any party, to such other address as shall be designated by such party in a notice to the other parties. All such demands, notices and other communications shall be deemed duly given upon receipt.

          9. This Note shall be governed by, enforced under, and construed according to the laws of the State of New York, without regard to principles of conflicts of laws.


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
     IN WITNESS WHEREOF, Payor has executed and delivered this Note as of the day and year first above written.


                                        GSV, Inc.

                                        By:/s/ Gilad Gat
                                           -------------
                                           Name:  Gilad Gat
                                           Title: President


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